Exhibit 35.3

Subservicer Compliance Statement

Sallie Mae, Inc.

11100 USA Parkway

Fishers, IN 46037

ATTN: Theresa Ouellette

Sallie Mae, Inc.

12061 Bluemont Way

Reston, VA 20190

ATTN: Trust Administration

As an officer of ACS Education Services, Inc., a Subservicer of Sallie Mae, Inc hereby certify that:

a)	a review of the activities of the Subservicer during the preceding calendar year ending December 31, 2011, and its performance under the FFEL Program Omnibus Subservicing Agreement (the “Servicing Agreement”) dated April 9, 2010 between ACS Education Services, Inc., and Sallie Mae, Inc. has been made under my supervision, and

b)	to the best of my knowledge, based on such a review, the Subservicer has fulfilled all of its material obligations under the Servicing Agreement in all material respects throughout the annual period ended December 31, 2011, and there have been no known material defaults in the fulfillment of such obligations.

ACS Education Services, Inc.

By:	/s/ Meta Gonzalez	Date: 2-24-12
Name:	Meta Gonzalez
Title:	Chief Operating Officer

ACS Education Services, Inc., A Xerox Company

2277 East 220th Street Long Beach, CA 90810-1690